Exhibit 10.1

[Home Depot Letterhead]

August 13, 2019

Richard McPhail

Dear Richard:

I am pleased to confirm The Home Depot, Inc.’s (the “Company”) offer to you of the position of EVP, Chief Financial Officer reporting directly to me, effective September 1, 2019. Your annual base salary will be $700,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2020, with salary reviews held annually thereafter.

In addition to your base salary, you will be eligible to participate in the Management Incentive Plan (“MIP”) for Officers which provides an annual incentive target of up to 100% of your base salary. MIP will be paid annually based on achievement of the established financial goals. The earned incentive, if any, will be prorated based on the number of full months since the effective date of your new position. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

The Home Depot has typically awarded an annual equity grant to Executive Vice Presidents in March of each year under the Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Omnibus Plan”).  Currently, equity awards for Officers in March 2020 are expected to consist of performance based restricted stock, stock options, and performance shares.  Vesting and performance goals for these awards are established annually for each grant. Annual equity awards are not guaranteed as compensation, and there is no minimum or guaranteed award.

At the next regularly scheduled quarterly meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your new position, you will receive a grant under the Omnibus Plan of the greatest number of whole shares of restricted common stock of The Home Depot, Inc. (“Common Stock”) resulting from dividing $250,000 by the closing stock price on the grant date, vesting 50% after 30 months and 50% after 60 months. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable provisions of the Omnibus Plan and award document. You will also receive a grant of nonqualified stock options under the Omnibus Plan equal to the greatest number of whole shares of Common Stock resulting from dividing $250,000 by the grant date accounting cost of the stock options, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date, employment termination, or any earlier time provided by the Omnibus Plan or your award document. As a condition to receiving any equity grant, you agree to comply with The Home Depot, Inc.’s Securities Laws Policy.

You will continue to be eligible to participate in The Home Depot, Inc.’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase The Home Depot, Inc. common stock at a 15% discount through payroll deductions.

You will continue to eligible to participate in The Home Depot Deferred Compensation Plan for Officers. This plan affords you the opportunity to defer up to 50% of your base salary and 100% of your MIP payment into the plan.

The terms of your annual base salary, the MIP and other benefits set forth herein are subject to future modification or termination at the Company’s discretion. All compensation and benefits are subject to any required tax withholding.

You agree that you will devote your full business time and attention to your job with The Home Depot and that your job with The Home Depot will be your sole occupation during the time you are employed with the Company. Except

Exhibit 10.1

for passive personal investment or charitable work for nonprofit organizations, as of the date you begin employment with The Home Depot, you will not perform any work for any person or entity for which you receive any form of compensation, including cash, equity, or in-kind payments, without the express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc.

You agree that you shall not, without the prior express written consent of the Executive Vice President - Human Resources of The Home Depot, Inc., engage in or have any financial or other interests in, or render any service in any capacity to any Competitor or supplier of the Company, its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Hereinafter, the Company and its parents, subsidiaries, affiliates and related entities are referred to collectively as the “Company-Related Parties.” Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such ownership was acquired in a manner not prohibited by the Company’s Conflict of Interest policy. The provisions of this paragraph shall apply to you and your immediate family members.

You acknowledge that through your employment with the Company, you will acquire and have access to Confidential Information of the Company-Related Parties. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company-Related Parties have taken reasonable steps necessary to protect the secrecy of the Confidential Information. You agree that you will not disclose any Confidential Information to any third party, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company-Related Parties, to the Company immediately upon termination for any reason of your employment with the Company. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials in question retain their status as Confidential Information. This letter is not intended to, and does not, alter either the Company-Related Parties’ rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. For purposes of this letter, “Confidential Information” means any data or information that belongs and is valuable to the Company-Related Parties and not generally known to competitors of the Company-Related Parties or other outsiders, regardless of whether the Confidential Information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to information related to: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, or other information similar to the foregoing.

By accepting this offer, you acknowledge and agree that, as a key executive of the Company, you will receive training and Confidential Information regarding, among other things, the Company-Related Parties’ operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes, and that you have been and will be provided and entrusted with access to the Company-Related Parties’ customer and employee relationships and goodwill. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company-Related Parties throughout the entire United States and in other locations in which it conducts business. You further acknowledge and agree that the Company-Related Parties’ Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company-Related Parties and are legitimate business interests that are properly subject to protection through the covenants contained in this letter. Consequently, you agree that during the Restricted Period you shall not, directly or indirectly, enter into or maintain an employment, contractual or other business relationship, in the United States, in which (A) you own an equity interest in a Competitor greater than one percent (1%) of its outstanding equity, or manage, operate, finance, or control a Competitor; or (B) you provide services or perform duties for a Competitor that (i) are the same as or similar to the services or job duties you performed for the Company at any point during the two-year period prior to the termination of your employment, or (ii) involve executive, managerial, financial, or other significant leadership responsibilities. “Competitor” shall mean (X) the following companies or entities, including their subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; Floor & Decor; Ace Hardware; True Value Company; Lumber Liquidators; J.C. Penney; Wayfair; and Wal-Mart; or (Y) any company or entity that sells or offers Competitive Products or Services that, in combination with its subsidiaries, affiliates, franchisees, or business units (a) operates more than 100 retail outlets in the United States; or (b) generates more than $150 million in annual revenue. To the extent that any Competitor is sold, merged, combined, renamed, or restructured, the terms of this letter shall apply with regard to such Competitor’s

Exhibit 10.1

successors-in-interest and assigns. “Competitive Products or Services” means anything of commercial value of the type offered, provided or sold by the Company-Related Parties, in the United States, within two (2) years prior to termination of your employment and during the Restricted Period, including, without limitation: goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business conducted or provided by Company-Related Parties. “Restricted Period” shall mean the period during which you are employed with the Company and for a period of eighteen (18) months following the termination of your employment, regardless of the reason for such termination.

In the event you wish to enter into any relationship or employment prior to the end of the Restricted Period which may be covered by the above non-compete provision, you agree to request and first receive written permission from the Executive Vice President - Human Resources before entering any such relationship or employment. The Company may approve or may not approve of the relationship or employment in its sole and absolute discretion.

You acknowledge that through your employment with the Company you will acquire and have access to confidential and proprietary information concerning the performance and qualifications of Company employees. Accordingly, you agree that during the course of your employment and for a period of twenty-four (24) months following the termination of your employment with the Company, you will not directly or indirectly, on your own behalf or on behalf of any other entity or person, Solicit any person who is, or during the last twelve (12) months of your employment with the Company was, an employee of any of the Company-Related Parties, with whom you had material contact during your employment, or with respect to whom you obtained or had access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with any of the Company-Related Parties, or to refer any such employee to anyone, without the prior written approval from the Executive Vice President - Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

This is a conditional offer contingent on drug test results. As a condition to your employment, you must take and pass a drug test. A positive drug test result will result in the denial of your employment. Drug testing must be done within 48 hours from receipt of this letter. Information about the process for taking the drug test is enclosed.

You acknowledge and agree that each of the covenants in this letter is reasonable, appropriate, and narrowly tailored to protect the Company’s legitimate interest, including but not limited to its legitimate interest in protecting Company Related Parties’ Confidential Information, and that your full compliance with such restrictions will not unduly or unreasonably interfere with your ability to obtain other gainful employment. If any of the provisions of such covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests.

You further acknowledge that you had a full and free choice as to whether to accept the terms of this letter, and that by accepting the position offered herein, you consent to be bound by all terms of this letter.

Nothing herein is intended to prohibit you from reporting possible violations of law or regulation to any governmental agency or entity having responsibility to investigate same or from making any truthful statement in connection with any legal proceeding or investigation by any governmental agency or entity.

Pursuant to 18 U.S.C. § 1833(b), nothing in this letter shall be interpreted to expose you to criminal or civil liability under Federal or state trade secret law for disclosure, in confidence, of trade secrets (i) to Federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order.  If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in a court proceeding, provided that you file any document containing the trade secret under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

This letter should not be construed, nor is it intended, to be a contract of employment for a specified period of time or in any way limiting the Company’s right to terminate the employment relationship. Your employment relationship is “at will.” The Company reserves the right to terminate your employment with or without cause at any time.

This letter supersedes any prior employment agreement or understandings, written or oral between you and the

Exhibit 10.1

Company-Related Parties and contains the entire understanding of the Company and you with respect to the subject matter hereof, except that this letter does not supersede or limit your post-employment restrictions or obligations to the Company-Related Parties that may be contained in any other agreement between you and the Company-Related Parties, such as equity award agreements.

The terms of this letter shall be binding on, and in favor of, the Company’s successors in interest and assigns.

This letter shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Subject to the parties agreement set forth above regarding modification, in the event any provision in this letter is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the letter, and the remaining terms of the letter and its enforceability shall remain unaffected. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

Richard, we are pleased to extend this offer to you, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ CRAIG MENEAR

Craig Menear
CEO

I accept this offer as EVP, Chief Financial Officer to the foregoing terms and conditions:

/s/ Richard McPhail	8/20/2019
Richard McPhail	Date Signed